UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 29, 2000

(Date of earliest event reported)

Inland Retail Real Estate Trust, Inc.

(Exact name of registrant as specified in the charter)

Maryland 333-64391 36-4246655

(State or other jurisdiction (Commission File No.) (IRS Employer of incorporation) Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant's telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

Potential Property Acquisitions

We are currently considering a potential property acquisition. Our decision to acquire this property will generally depend upon:

    our receipt of an acceptable appraisal and environmental report;
    no material adverse change occurring in the property, the tenants or in the local economic condition; and
    our receipt of sufficient net proceeds from this Offering to make the acquisition.

Other properties may be identified in the future that we acquire before or instead of this property. We cannot guarantee that we will complete this acquisition. A short description of the property being considered follows:

Pleasant Hill Square, Duluth, Georgia

Pleasant Hill Square was a two phase development. Phase I was completed in September 1997, and Phase II was completed in the first quarter of 2000. It is comprised of two one-story, multi-tenant, retail buildings and one single tenant outlot building, containing a total of 282,137 leasable square feet. The center is located on the south side of Pleasant Hill Road approximately six-tenths of a mile west of the Pleasant Hill Road and I-85 intersection. As of the date of this Current Report, the property was approximately 96% leased. The tenants leasing more than 10% of the total square footage include J.C. Penney Home Store, Toys R' Us and JoAnn Fabrics. As of the date of this Current Report, the expected acquisition cost is approximately $34,290,000.

Distributions

The Distribution level was increased to $.76 per share per annum, effective April 1, 2000, beginning with the distribution to be paid on May 7, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland Retail Real Estate Trust, Inc.

(Registrant)

By:/s/ BARRY L. LAZARUS

Barry L. Lazarus

President, Chief Operating Officer,

Treasurer and Chief Financial Officer

Date: March 14, 2000